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                  [Oppenheimer Wolff & Donnelly LLP Letterhead]




March 21, 2000

Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108

RE:      REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have acted as counsel to Merrill Corporation, a Minnesota corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission with respect to (1) the resale of 140,000 warrants (the "Warrants") to purchase shares of class B common stock, par value $.01 per share (the "Class B Common Stock"), of the Company by certain holders named in an accompanying supplement thereto and (ii) the issuance of up to 172,182 shares of Class B Common Stock ("Warrant Shares") upon exercise of such Warrants to persons who have purchased Warrants under the immediately preceding clause (1).

     The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of November 23, 1999 between the Company and Norwest Bank Minnesota, N.A., as Warrant Agent.

     In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (x) such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (y) such enforcement may be limited by equitable principles of general applicability, regardless of whether enforcement is sought in a proceeding at law or in equity.

     2. The Company has duly authorized and reserved for issuance the Warrant Shares to be issued upon the exercise of

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Merrill Corporation
March 21, 2000
Page 2

the Warrants and, when issued and delivered upon the exercise of the Warrants against payment of the exercise price as provided in the Warrant Agreement, the
 Warrant Shares will have been validly issued and will be fully paid and non-assessable.

     We express no opinion herein other than as to the laws of the State of New York, State of Minnesota and the federal laws of the United States.

     We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                OPPENHEIMER WOLFF & DONNELLY LLP

                                /s/ Oppenheimer Wolff & Donnelly LLP